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                                                                    EXHIBIT 99.1

                  WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS
                       Twelve Months Ended March 31, 2000
                                   (Unaudited)

                             (Dollars in Thousands)

PRE-TAX PREFERRED STOCK DIVIDENDS

     Preferred Dividends                                                                               $       1,328
     Effective Income Tax Rate                                                                                0.3689
     Complement of Effective Income Tax Rate (1 - Tax Rate)                                                   0.6311

        Pre-Tax Preferred Dividends                                                                    $       2,104
                                                                                                       =============

FIXED CHARGES

     Interest Expense                                                                                  $      39,820
     Amortization of Debt Premium, Discount and Expense                                                          505
     Interest Component of Rentals                                                                                12
                                                                                                       -------------
        Total Fixed Charges                                                                                   40,337
     Pre-tax Preferred Dividends                                                                               2,104
                                                                                                       -------------

        Total                                                                                          $      42,441
                                                                                                       =============

EARNINGS

     Net Income                                                                                        $      84,031

     Add:
         Income Taxes Applicable to Utility Operating Income                                                  44,250
         Income Taxes Applicable to Non-Utility Operating Income                                               5,465
         Income Taxes Applicable to Other Income (Expenses)--Net                                                (604)
              Total Fixed Charges                                                                             40,337
                                                                                                       -------------

              Total Earnings                                                                           $     173,479
                                                                                                       =============

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

                                                                                                                 4.1
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